Exhibit 4.8

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Block Space Agreement

between

Qantas Airways Limited

and

Globavend (HK) Limited

Block Space Agreement

Agreement dated	01Feb2024	between the following parties:

Qantas:	Qantas Airways Limited (ABN 16 009 661 901) of 10 Bourke Road, Mascot, NSW 2020, Australia

and

Company:	Globavend (HK) Limited of Room 13, 18/F., Tsuen Wan Industrial Centre, 220-248 Texaco Road, Tsuen Wan, NT.

(together, the Parties).

Background

This Agreement details the arrangements between Qantas and Company in respect of the:

(a)	allocation of freight capacity to Company; and

(b)	transportation of freight for Company,

by Qantas from the Origin to the Destination on the Flights.

Agreement

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Agreement means this agreement and any schedules to this agreement, as amended from time to time.

Aircraft means an aircraft operated by or on behalf of a Qantas Group Company.

Block Space means the amount of freight capacity on the Aircraft for a relevant Flight as specified in Schedule 1, subject to any adjustments made by Qantas for a relevant Flight in accordance with clause 3.2.

Business Day means a day on which banks generally are open for business (other than a Saturday, Sunday or public holiday) in the location where the relevant obligation is to be performed, or in relation to notices, the location where the notice is being received.

Commencement Date means the start date of this Agreement specified in Schedule 1.

Conditions of Carriage means the document titled ’Conditions of Carriage for Cargo - International’ or ’Conditions of Carriage for Cargo - Australian Domestic’ (as relevant to the Flights), available through: https://freight.qantas.com/, as amended or replaced from time to time.

Confidential Information means any information and materials concerning this Agreement and the Parties’ operations and includes without limitation the terms of this Agreement and information or data in any way or form supplied either directly or indirectly by one Party to the other Party in connection with this Agreement or created or obtained by a Party pursuant to its obligations under this Agreement.

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CPI means the consumer price index published by the Australian Bureau of Statistics (ABS 6401.0).

Damages means liabilities, expenses, losses, damages and costs (including legal costs on a full indemnity basis and whether incurred by or awarded against a Party).

Dangerous Goods means articles or substances which are capable of posing a significant risk to health, safety or to property when transported by air and which are classified according to Section 3 of the IATA Dangerous Goods Regulations.

Destination means the airport, city and/or country specified in Schedule 1 as the destination for the relevant Route.

Expiry Date means the expiry date of this Agreement specified in Schedule 1.

Flight means a flight operated by or on behalf of Qantas on the Route (as the case may be) using the Aircraft and flight numbers set out in Schedule 1.

Force Majeure Event means any event or circumstance beyond the reasonable control of either Party, including but not limited to national emergency, terrorism, acts of God, war, civil war or disobedience, riots and civil commotion, labour strikes, lockouts, work stoppage, fire, floods, explosions, earthquakes, hurricanes, lightening, epidemics, pandemics, quarantine restrictions, travel restrictions, other natural disasters, embargoes, seizure, condemnation or grounding of the Aircraft by its manufacturer, the use of the Aircraft becoming prohibited by any applicable law, acts or omissions of a third party lessor of Aircraft, airport closures, failure of usual sources of supply, services or modes of transportation, acts or omissions of government or regulatory authorities.

Freight means any freight lodged for carriage by Qantas or its agent on behalf of Company in accordance with this Agreement, including cargo and/or mail (if applicable).

Public Official means:

(a)	any officer or employee of a government, government department, government agency, government controlled enterprise or public international organisation;

(b)	any political party, political party official or candidate for a political office; or

(c)	anyone acting in an official capacity on behalf of those listed above (whether paid or unpaid).

Gross Negligence means an act or omission done with intent to cause damage, death, delay, injury or loss, or recklessly and with the knowledge that damage, death, delay, injury or loss would probably result.

GST means any goods and services tax, value added tax or sales tax imposed on the sale or supply of goods, services and rights including but not limited to a tax imposed by the Goods and Services Tax Act 1993 or the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and the related imposition Acts of the Commonwealth.

IATA means the International Air Transport Association.

IATA Regulations means the rules and regulations published in IATA manuals, including The Air Cargo Tariff and Rules (TACT), Dangerous Goods Regulations (DGR), Live Animal Regulations (LAR), Perishable Cargo Regulations (PCR), Temperature Control Regulations (TCR) and ULD Regulations (ULDR), and any relevant operator variations specified in those IATA manuals.

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Insolvency Event means:

(a)	being insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cth));

(b)	having a controller (as defined in the Corporations Act 2001 (Cth)) appointed;

(c)	being in receivership or in receivership and management;

(d)	being in liquidation or provisional liquidation;

(e)	being under administration;

(f)	being wound up;

(g)	being subject to any arrangement, assignment or composition or protected from creditors under any statute;

(h)	being dissolved (other than to carry out a reconstruction while solvent);

(i)	being otherwise unable to pay debts when they fall due;

(j)	in the case of a partnership and any member of the partnership is declared bankrupt, or any step is taken to dissolve the partnership;

(k)	there is any change in the direct or indirect beneficial ownership or control;

(l)	threatening to fall within paragraphs (a) to (k); or

(m)	having something with the same or a similar effect to paragraphs (a) to (k) happen under the laws of any jurisdiction.

Origin means the airport, city and/or country specified in Schedule 1 as the origin for the relevant Route.

Other Charges means the applicable airport charges, terminal charges, ground handling charges, security surcharge, fuel surcharge, taxes, levies, duties and surcharges, and any other charges imposed on the Freight or in connection with its transportation, and as may be amended by Qantas through the provision of notice in accordance with clause 6.7 from time to time.

Personnel of a Party:

(a)	means the officers, employees, agents and contractors of that Party; and

(b)	in the case of Qantas, includes officers, employees, agents and contractors of any Qantas Group Company.

Personal Information has the meaning given to that term in the Privacy Act 1988 (Cth) or the meaning given to the term ‘personal data’ in the EU General Data Protection Regulation 2016/679 (EU) (as applicable).

Qantas Air Waybill means a QF 081 air waybill for the carriage of freight.

Qantas Group means Qantas Airways Limited and its related bodies corporate (as defined by the Corporations Act 2001 (Cth)) and companies in which Qantas holds or controls (directly or indirectly) 25% or more of the issued capital.

Qantas Group Company means a company in the Qantas Group.

Rates means the amount payable by Company to Qantas for each Flight that actually departs from its Origin (irrespective of whether on time or delayed) in consideration for provision of the Block Space by Qantas, as set out in Schedule 1, and as may be amended by Qantas through the provision of notice in accordance with clause 6.7 from time to time.

Regulatory Approvals means all approvals required to operate the Flight(s), including airport approvals (such as slot and landing permits) and other approvals required by any government, statutory, regulatory, aviation or other body or authority which has authority, jurisdiction or rights over or relating to this Agreement.

Route means the route specified in Schedule 1 on which Qantas will make Block Space available to Company.

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Term means the term of this Agreement as set out in clause 2.1.

ULD means a unit load device specified in Schedule 1 into which Freight is loaded for transportation on Flights.

1.2	Interpretation

In this Agreement, unless the contrary intention appears:

(a)	headings are for ease of reference only and do not affect the meaning of this Agreement;

(b)	expressions not defined in clause 1.1, will have the meaning attributed to them by common usage or trade (if any) within the travel industry;

(c)	the singular includes the plural and vice versa;

(d)	a reference to a clause, paragraph, schedule or attachment is a reference to a clause or paragraph of, or schedule or attachment to, this Agreement and a reference to this Agreement includes any schedules and attachments;

(e)	a reference to a clause, document or agreement, including this Agreement, includes a reference to that clause, document or agreement as novated or amended from time to time;

(f)	a reference to a statute, ordinance or by-law includes regulations and other instructions under it and consolidations, amendments, re-enactments or replacements of any of them;

(g)	a reference to a Party includes executors, administrators, permitted assigns and successors of that Party;

(h)	a reference to currency means Hong Kong Dollars unless otherwise stated; and

(i)	‘including’ means including without limitations.

2.	TERM

2.1	This Agreement commences on the Commencement Date and shall continue in full force and effect until the Expiry Date unless terminated earlier.

3.	BLOCK SPACE

3.1	The Company agrees to purchase, and Qantas agrees to provide, the Block Space on the Flights during the Term, subject to the terms and conditions set out in this Agreement.

3.2	Qantas will, in its sole discretion and having regard to unfavourable weather or any other operational reasons, determine the amount of Block Space available for each Flight. As such the Parties acknowledge and agree that the amount of Block Space available for usage by Company on a Flight may be less than the amount of Block Space specified in Schedule 1, including for example, due to limitations on uplift capabilities resulting from aircraft performance capability in particular operating conditions.

3.3	If the amount of Block Space available for usage by Company on a Flight is less than the amount of Block Space specified in Schedule 1:

(a)	Qantas will notify Company as soon as reasonably practicable after it becomes aware of this fact;

(b)	Payment will be adjusted in accordance with clause 6.4;

(c)	Qantas has the right to refuse the carriage of any Freight in excess of the amount of Block Space it determines is available for a particular Flight; and

(d)	Company will be solely responsible for making alternative arrangements to transport any Freight which is not uplifted on a Flight, and is responsible for any related customer relations, monetary transactions and any other logistics required.

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3.4	All cargo must be consigned under a Qantas Air Waybill and all mail must be consigned under a CN-38 delivery bill. All cargo consigned under a Qantas Air Waybill and carried for Company on an Aircraft is carried subject to the Conditions of Carriage, which are incorporated by reference into this Agreement as if they were set out in full.

3.5	Company acknowledges and agrees that it will not use the Block Space to consign oversized cargo, live animals, insect or reptiles (AVI), human remains (HUM), valuable cargo (VAL), items that require special handling or Dangerous Goods (including shipments of dry ice used for cooling purposes), and that such items cannot be consigned for carriage on the Aircraft unless:

(a)	Qantas has provided prior written consent;

(b)	the items are consigned in a manner that complies with the IATA Regulations; and

(c)	where necessary, any regulatory licenses and approvals have been obtained.

3.6	Company acknowledges that Qantas may decline to uplift any Freight if:

(a)	Company or its Personnel do not comply with a term of this Agreement;

(b)	; or

(c)	Qantas reasonably considers that its contents are illegal, or of a dangerous nature, or are likely to damage or affect aircraft, persons, freight or other property.

3.7	Qantas reserves the right to change scheduled Flights on notice to Company.

4.	COMPANY GENERAL DUTIES

4.1	To ensure the efficient operation of the commercial arrangements which are the subject of this Agreement, Company agrees to carry out the following duties with all due efficiency and to the standards required by Qantas:

(a)	full compliance with the instructions provided by Qantas regarding the Freight;

(b)	management of all interactions with its customers regarding the Freight, including but not limited to general questions, claims, complaints, disputes and advice;

(c)	the assumption of all liability to its customers in relation to the Block Space, including but not limited to mishandled, misplaced, delayed, and/or damaged Freight;

(d)	to immediately notify Qantas and promptly comply with all directions of Qantas if Company becomes aware of any security contraventions or risks regarding the Freight; and

(e)	compliance with all applicable laws, customs, IATA Regulations and other government regulations, including those relating to the nature, consigning, packing, carriage, storage or delivery of Freight.

4.2	Company may subcontract the doing or performing of any of the acts, duties or obligations which by this Agreement it is required to do or perform and shall provide notice to Qantas of the subcontractors appointed, but shall nevertheless be responsible to Qantas for all such acts, duties and obligations being properly and duly done and performed.

5.	LOADING AND OPERATIONAL REQUIREMENTS

5.1	All Freight to be carried under this Agreement must be presented for lodgement by Company to Qantas or Qantas’ nominated handling agent at Origin to the agreed staging area by the required close-out time for the relevant Flight (as specified in Schedule 1 or otherwise notified by Qantas), loaded in ULDs (as relevant), ready for carriage and restrained in accordance with IATA approved load, distribution and restrain procedures.

5.2	Company agrees that:

(a)	it shall ensure that all export licenses and permits applicable to the Freight being uplifted are presented on delivery of the Freight at the Origin and that the carriage, exportation or importation of the Freight is not prohibited by the laws or regulations of any country to be flown from, to or over;

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(b)	it shall deliver all Freight to the Origin in approved ULDs (as relevant) and ensure that:

(i)	the Freight is packed, labelled and consigned in accordance with the Conditions of Carriage and the IATA Regulations;

(ii)	items with a floor-bearing weight in excess of three hundred kilograms (300 kgs), must be provided with a skid or base suitable for use on the Aircraft, which will reduce the floor bearing weight;

(iii)	the weight of each ULD will not exceed the maximum weight per ULD (as relevant) as specified in Schedule 1;

(iv)	mailbags or individual receptables will not exceed the weight limit set out in the UPU Acts or exceed UPU-IATA standard dimensions; and

(v)	the Freight is accompanied by the requisite shipping documents and any such information as may be necessary to comply with applicable laws, customs and regulations;

(c)	it will facilitate the completion of all Qantas Air Waybills, CN-38 delivery bills (if relevant) and all other documents and formalities necessary for compliance with the provisions of the Conditions of Carriage and with the laws and regulations in force in the countries traversed in the course of the carriage; and

(d)	prior to commencement of a Flight, Company will furnish Qantas with a declaration, setting forth the complete description, value (if any declared), and weight of all Freight.

5.3	Qantas reserves the right to inspect the packaging and contents of all Freight and to enquire into the correctness or sufficiency of information or documents tendered in respect of any Freight (including requisite shipping documents) but Qantas shall be under no obligation to do so, and assumes no liability with regard to such inspection or enquiry.

5.4	Qantas may weigh any Freight tendered by Company for carriage and, where applicable, such weight will be final for the purposes of determining the price payable.

6.	PRICE AND PAYMENTS FOR BLOCK SPACE

6.1	Company agrees to pay the price for the Block Space as set out in clause 6.2 irrespective of whether or not the Company utilises the Block Space, subject to clause 6.3.

6.2	The price per Flight for the provision of the Block Space shall be the Rates plus Other Charges. The Rates and Other Charges are net to Qantas.

6.3	If:

(a)	the amount of Block Space available for usage by Company on a Flight is less than the amount of Block Space specified in Schedule 1, then the Rates payable for such Flight will be pro-rated to reflect the reduced amount which is available; or

(b)	the Flight is not operated, Company will not be liable to pay for the Block Space on that Flight.

6.4	The Rates are only applicable for the Aircraft and on the Routes and Flights in Schedule 1, and where the Freight has been built up by Company. Otherwise the applicable rates will be the spot rate as agreed between the Parties.

6.5	Qantas will complete a miscellaneous billing process and issue invoices through the IATA Cargo Accounts Settlement Systems (CASS). Payment of the Rates and any other amounts payable by Company under this Agreement shall be made in Hong Kong Dollars (HKD) through the CASS in accordance with CASS settlement terms.

6.6	If the Company does not pay an outstanding invoice for more than fourteen (14) days after payment is due, Qantas may suspend the provision of the Block Space to Company or terminate the Agreement upon giving 7 days’ notice and without liability to Company.

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6.7	Qantas will periodically review the price for the Block Space and may adjust the price together with any applicable other charges by giving seven (7) days’ notice to the Company.

7.	TAXES

7.1	In addition to the Rates and Other Charges, Company is responsible for and shall pay or reimburse Qantas, upon demand, or furnish to Qantas evidence of exemption from, all taxes, charges, fees and other imposts of whatever kind including any fine or penalty imposed in connection therewith levied, assessed, charged or collected in connection with this Agreement or the services performed pursuant to this Agreement, except to the extent that such charges, fees and imposts arise from the negligence or wilful default of Qantas.

7.2	All payments by Company pursuant to this Agreement shall be free and clear of all withholdings or deductions of any nature whatsoever except to the extent otherwise required by law, and if any such withholding or deduction is so required, Company shall pay by way of supplemental payment an additional amount such that after the deduction of all amounts required to be withheld or deducted from the payment and the supplemental payment, the net amount actually received by Qantas will equal the amount that Qantas would have received if such withholding or deduction had not been required.

7.3	The consideration for the supply of goods, services or other things under this Agreement has been calculated exclusive of GST.

7.4	If GST is imposed on a supply made pursuant to this Agreement, Company must pay Qantas, in addition to the GST-exclusive consideration, an amount equal to the GST payable by Qantas in respect of the supply (without any deduction or set-off). Any amount payable under this clause 7.4 is payable on the day that payment of the consideration (or part of the consideration) for the supply that has given rise to the obligation to pay GST is required pursuant to this Agreement, or where the consideration is non-monetary consideration, seven days after Company receives a tax invoice for the supply.

7.5	Each Party will use its reasonable efforts to issue a tax invoice as required by the relevant GST legislation, and to do anything else which may be required to enable or assist the other Party to claim or verify any tax credit, set off, rebate or refund in respect of any GST paid or payable in connection with supplies under this Agreement.

8.	REPORTING AND AUDIT

8.1	Each Party agrees that during the Term and for six months after its expiry or termination it will keep and maintain accurate books and records of its operations and dealings, in accordance with good and accepted accounting practices so as to record and reflect all information which is relevant for the purposes of this Agreement.

8.2	At Qantas’ request, Company must assist Qantas to audit Company’s subcontractors’ compliance with this Agreement, including but not limited to procuring information reasonably required by Qantas to conduct an audit.

9.	CONFIDENTIALITY

9.1	Each Party:

(a)	must keep the Confidential Information confidential and must not use any Confidential Information provided to it under the Agreement for an anti-competitive purpose;

(b)	may use the Confidential Information but only in relation to this Agreement;

(c)	may disclose the Confidential Information to enable it to perform its obligations under this Agreement but only to its Personnel to the extent that they have a need to know;

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(d)	must not copy the Confidential Information or any part of it other than as strictly necessary for the purposes of this Agreement and must mark any such copy “Confidential”;

(e)	must implement security practices against any unauthorised copying, use, disclosure, access, damage or destruction;

(f)	must immediately notify the other Party if such Party suspects or becomes aware of any unauthorised copying, use or disclosure in any form; and

(g)	must comply with any reasonable direction of the other Party in relation to the Confidential Information.

9.2	On termination or expiry of this Agreement, each Party must promptly return to the other Party or, if requested by the other Party, destroy all copies of the Confidential Information, in which case any right to use, copy or disclose that Confidential Information ceases.

10.	INDEMNITIES

10.1	In addition to the indemnities contained in the Conditions of Carriage, Company will indemnify each of Qantas, any Qantas Group Company and their respective Personnel against all Damages suffered or incurred in connection with, arising out of or in respect of (whether directly or indirectly):

(a)	any breach of this Agreement by Company or any of its Personnel;

(b)	any act or omission of Company or its Personnel in connection with this Agreement;

(c)	personal injury or death of any persons caused by an act or omission of Company or its Personnel in connection with this Agreement; and

(d)	damage to, or destruction of, property (including another shipment or baggage) caused by an act or an omission of Company or its Personnel in connection with this Agreement,

except to the extent any such Damages are caused by the Gross Negligence of Qantas or its Personnel.

10.2	In addition to clause 10.1, Company will indemnify each of Qantas, any Qantas Group Company and their respective Personnel against all Damages suffered or incurred in connection with this Agreement to the extent that Company is indemnified by its customers in respect of the loss giving rise to the Damages.

11.	LIABILITY

11.1	Liability for cargo: Qantas’ liability in connection with any loss, damage to or delay of cargo carried under this Agreement shall be subject to the limits in the Conditions of Carriage and in any event shall not exceed Company’s liability to its customer.

11.2	Liability under the agreement: Other than in relation to Qantas’ liability in connection with the loss, damage to or delay of Freight which is subject to the limits in clause 11.1, Qantas’ aggregate liability in connection with this Agreement shall be limited to twenty-five percent (25%) of the total fees actually paid to Qantas by the Company during the 3 month period preceding the initial event which gave rise to the liability and in any event shall not exceed Company’s liability to its customer.

11.3	Liability for consequential loss: Neither Party shall be liable under this Agreement to the other Party (whether in contract, in tort including negligence, pursuant to statute or otherwise) for any indirect, incidental, special or consequential damages (including any loss of profit, revenue, business, opportunity, reputation or goodwill) arising from any cause whatsoever, whether foreseeable or not. For the avoidance of doubt, this clause does not exclude the Company’s liability to pay the Rates and Other Charges.

12.	INSURANCE

12.1	Company must take out and maintain for the Term aviation legal liability insurance including cargo, freight and mail legal liability insurance for a combined single limit of not less than AUD$50,000,000.

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12.2	The insurance policy must be:

(a)	effected with a reputable and approved insurance company and on industry standard terms and conditions; and

(b)	primary and without any right of contribution by Qantas or any insurance effected by Qantas.

12.3	If requested by Qantas, Company must provide a copy of the certificates of currency for the insurance it is required to hold under clause 12.1.

13.	TERMINATION

13.1	Either Party may terminate this Agreement without liability for Damages at any time by giving at least sixty (60) days’ notice to the other Party.

13.2	Either Party may immediately terminate this Agreement by giving notice if:

(a)	the other Party breaches any provision of this Agreement and fails to rectify the breach within thirty (30) days of receiving written notice requiring it to do so; or

(b)	the other Party breaches a material provision of this Agreement and the breach is not capable of being remedied.

13.3	Either Party may immediately terminate this Agreement by giving notice if an Insolvency Event occurs to the other Party, subject to any limitations in the Corporations Act 2001 (Cth).

13.4	Qantas may immediately terminate this Agreement without liability for Damages by giving notice if:

(a)	Qantas deems in its absolute discretion that provision of the Block Space to Company poses a risk to the safety or security of the Aircraft; or

(b)	during the Term Qantas:

(i)	ceases to have all Regulatory Approvals necessary to operate the Flights; or

(ii)	ceases to operate one or more of the Flights.

13.5	On termination of this Agreement by either Party:

(a)	each Party shall have an affirmative obligation to use reasonable endeavours to mitigate its losses or damages in the event the other Party terminates the Agreement;

(b)	any accrued rights, obligations or remedies of either Party that may have arisen prior to such termination will not be affected; and

(c)	each Party shall promptly pay to the other all accrued and unpaid amounts due under this Agreement prior to its termination.

14.	DELAYS AND CANCELLATION

14.1	If a delay occurs due to Company’s failure to comply with clauses 4 or 5, then:

(a)	the Company shall pay all costs, charges and expenses directly incurred by the Qantas Group by reason of such Delay; and

(b)	Qantas may at its discretion operate the Flight affected by the Delay without uplifting the Company’s Freight and the Qantas Group will not be liable for any Damages arising out of the failure to uplift the Company’s Freight. In such circumstances the Company will remain liable for payment of the price for the Block Space as set out in clause 6.2.

14.2	If Qantas cancels a Flight for any reason, including in the event of network changes or any operational difficulties with respect to the relevant Aircraft due to unserviceability, unscheduled mechanical failure or otherwise, then:

(a)	Qantas must immediately notify the Company;

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(b)	Qantas will use reasonable endeavours to arrange for the Company’s Freight to be carried on an alternative flight on terms to be agreed between the Parties;

(c)	the Company shall not be liable for payment of the price for the Block Space on the cancelled Flight; and

(d)	the Qantas Group shall not be liable for any Damages arising out of the cancellation of the Flight.

15.	FORCE MAJEURE

15.1	Where a Party is wholly or partially unable to perform its obligations under this Agreement due to a Force Majeure Event, it will notify the other Party of the Force Majeure Event and the obligations which are affected by the Force Majeure Event will be suspended for so long as they are affected by the consequences of the Force Majeure Event.

15.2	Neither Party will be liable to the other Party, or be in default under the terms of this Agreement, for any delay or failure to perform its obligations under this Agreement due to a Force Majeure Event, except for an obligation to pay money which is not excused by a Force Majeure Event.

15.3	Although Qantas will not be liable if a Flight is delayed or cancelled due to a Force Majeure Event, Qantas will use reasonable efforts to arrange for the affected Freight to be carried on an alternative flight.

15.4	Where a Force Majeure Event continues for more than 30 continuous days, either Party may terminate this Agreement by giving notice to the other Party, provided that such notice is provided prior to the cessation of the Force Majeure Event.

16.	COMPLIANCE, ANTI-BRIBERY, CORRUPTION AND MONEY LAUNDERING

16.1	Each Party must comply with all applicable laws, rules, regulations (including the Competition and Consumer Act 2010 (Cth)) and the normal IATA practices and procedures in place from time to time.

16.2	Each Party represents and warrants that, in respect to the matters that are the subject of this Agreement, it has not and will not offer, promise, provide or cause to be provided to another person (including a Public Official) anything of value (including money), to influence that person to commit an improper act, or for the purpose of obtaining or retaining business, in breach or attempted breach of any applicable anti-bribery and corruption laws in a relevant jurisdiction, including (but not limited to):

(a)	Criminal Code 1995 (Cth);

(b)	Foreign Corrupt Practices Act 1977 (US); and

(c)	Bribery Act 2010 (UK).

16.3	If a Party reasonably forms the view that the other Party or its Personnel have engaged in conduct in breach of this clause 16, that Party:

(a)	may request that the other Party provide information and answer any reasonable questions relating to that conduct;

(b)	retains the absolute discretion to disclose any information connected with that conduct to a legal or regulatory body without any obligation to inform the other Party; and

(c)	may terminate this Agreement immediately and without penalty.

16.4	In performing its obligations under this Agreement, each Party must comply with all applicable labour, anti-slavery and human trafficking legislation and regulations in a relevant jurisdiction, including:

(a)	Modern Slavery Act 2018 (Cth); and

(b)	Modern Slavery Act 2015 (UK).

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16.5	Each Party represents and warrants that it will:

(a)	implement and maintain appropriate policies, processes, procedures and systems commensurate with the nature of its operations and supply chain, to address the modern slavery risks in its operations and supply chain; and

(b)	upon request will provide reasonable information, including access to relevant documentation, to validate compliance with this clause.

17.	DISPUTES

17.1	If either Party to this Agreement wishes to dispute anything arising out of or in connection with this Agreement, that Party must give the other Party notice in writing of the dispute (Dispute Notice). Contract managers of each Party will attempt to resolve the dispute and, if such managers cannot resolve the dispute, it will be escalated to senior management for resolution. If the dispute is not resolved ninety (90) days after the Dispute Notice is received, either Party may commence legal proceedings. For the avoidance of doubt, nothing in this clause shall prevent either Party from seeking urgent interlocutory relief.

18.	GENERAL

18.1	Survival: Clauses 7 (Taxes), 8 (Reporting and Auditing), 9 (Confidentiality), 10 (Indemnities), 11 (Liability), 12 (Insurance), 13 (Termination), 17 (Disputes) and this clause 18 (General) survive termination or expiry of this Agreement, together with any other clause which by its nature is intended to do so.

18.2	Costs: Except as expressly stated otherwise in this Agreement, each Party shall bear its own costs in connection with the negotiation, preparation and execution of this Agreement.

18.3	Public Statement: Neither Party will make any public statement about this Agreement unless it has first obtained written consent of the other Party.

18.4	Notices: A Party notifying or giving notice under this Agreement must give notice in writing to the address of the other Party specified in Schedule 1 or such other address as notified in writing by the other Party from time to time by leaving it at or sending it by prepaid post or emailing it to the other party’s email address in Schedule 1 or such other email address as notified in writing by the other Party from time to time.

18.5	Email Notices: All email notices must including Agreement identifying information in the subject line and, for email notices to Qantas notifying of default, breach, termination prior to the scheduled expiry date, or claim under the Agreement, a copy must be sent to Qantas General Counsel at legal@qantas.com.au.

18.6	Service of Notice: A notice:

(a)	given in person or emailed is received:

(i)	if given or emailed prior to 5pm on a Business Day, on the day on which it is given or emailed; or

(ii)	otherwise on the next Business Day;

(b)	sent by post is received 7 days after posting.

18.7	Relationship of the Parties: Nothing in this Agreement or any associated circumstances gives rise to any relationship of joint venture, partnership or employer and employee relationship whatsoever. Neither Party has any right to assume or create any obligation of any kind, express or implied, in the name of the other Party.

18.8	Qantas Group Agency: Where any right under this Agreement is expressed to be for the benefit of a Qantas Group Company, Qantas agrees and acknowledges that it will hold such right upon trust for the relevant company which shall be entitled to enforce such right in its own name provided always that Qantas may in its absolute discretion and without the consent of any such company agree to amend this Agreement.

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18.9	All Things Necessary: Each Party must use reasonable efforts to do all things necessary or desirable to give full effect to this Agreement and refrain from doing anything that might hinder performance of this Agreement.

18.10	Waiver: If a Party has a right arising from another Party’s failure to comply with an obligation under this Agreement and delays in exercising or does not exercise that right, that delay in exercising or failure to exercise is not a waiver of that right or any other right. A right may only be waived in writing, signed by the Party waiving the right.

18.11	Assignment: Neither Party may assign or attempt to assign or otherwise transfer any right or obligation arising out of this Agreement without the prior written consent of the other Party, except that Qantas may assign all or any of its rights under this Agreement to any company in the Qantas Group without consent.

18.12	Rights Cumulative: The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

18.13	Discretion on Consent: Except as expressly stated otherwise in this Agreement, where the consent or agreement of a Party is required under this Agreement, that consent or agreement may be given conditionally or unconditionally or withheld by that Party in its absolute discretion.

18.14	Governing Law: This Agreement is governed by and shall be construed in accordance with the laws in the State of New South Wales, Australia and each Party submits to the exclusive jurisdiction of the courts of New South Wales, Australia.

18.15	Entire Agreement and Variation: This Agreement including its clauses, schedules and any attachments:

(a)	constitutes the entire agreement between the Parties as to its subject matter;

(b)	in relation to that subject matter, supersedes any prior understanding or agreement between the Parties and any prior condition, warranty, indemnity or representation imposed, given or made by a Party; and

(c)	may only be amended in writing signed by both Parties.

18.16	Reading Down: If part or all of any clause of this Agreement is illegal, invalid or unenforceable:

(a)	it will be read down to the extent necessary to ensure that it is not illegal, invalid or unenforceable, but if that is not possible;

(b)	it will be severed from this Agreement and the remaining provisions of this Agreement will continue to have full force and effect, and the Parties will attempt to replace that severed part with a legally acceptable alternative clause that meets the Parties’ original intention in relation to the subject matter severed.

18.17	Construction: No rule of construction will apply in the interpretation of this Agreement to the disadvantage of one Party on the basis that that Party put forward or drafted this Agreement or any provision of this Agreement.

18.18	Non-Merger: No terms in this Agreement or anything done or required to be done by virtue of this Agreement will operate as a merger of any of the rights and remedies a Party may have under this Agreement and those rights and remedies will at all times continue in force.

18.19	Priority of Documents: If there is any inconsistency between any of the terms of this Agreement the order of priority for the purposes of construction is:

(a)	the clauses of this Agreement; then

(b)	the Conditions of Carriage; then

(c)	the Schedules; then

(d)	any other attachments.

18.20	Counterparts: This Agreement may be executed in any number of counterparts.

Agreement No: BSAHKGGLOBAVEND2024	Page 13 of 16	Precedent: Block Space Agreement (December 2022) Confidential

EXECUTED as an agreement

Signed for and on behalf of

Qantas Airways Limited

ABN 16 009 661 901

by a duly authorised representative

in the presence of

/s/ Vicki Mullins	/s/ Igor Kwiatkowski
Signature of witness	Signature of authorised representative

Vicki Mullins	Igor Kwiatkowski
Name of witness	Name of authorised representative

31 January 2024	Executive Manager Freight
Date	Title of authorised representative

Signed for and on behalf of

Globavend (HK) Limited

by a duly authorised representative

in the presence of

/s/ Yuen Yee Nok	/s/ Yau Wai Yiu
Signature of witness	Signature of authorised representative

Yuen Yee Nok	Yau Wai Yiu
Name of witness	Name of authorised representative

12-Dec-2023	Director
Date	Title of authorised representative

Agreement No: BSAHKGGLOBAVEND2024	Page 14 of 16	Precedent: Block Space Agreement (December 2022) Confidential

SCHEDULE 1

TERM

Commencement Date: 01 January 2024

Expiry Date: 31 December 2024

BLOCK SPACE, RATES, ROUTES AND FLIGHTS

Route		Aircraft	Flight No.	Day	Block Space	Rates
Origin	Destination
HKG	SYD	[Redacted]	[Redacted]	[Redacted]	[Redacted]	[Redacted]
HKG	MEL	[Redacted]	[Redacted]	[Redacted]	[Redacted]	[Redacted]

Conditions applicable to the Block Space and Rates in this Schedule 1:

●	Rates apply to the chargeable weight shown on the Qantas Air Waybill.

●	Each Qantas Air Waybill issued under this Agreement must be above [Redacted].

●	Rates only apply to general cargo.

Other Charges

In addition to the rate. Company must pay for the following other charges

●	[Redacted] surcharge

●	[Redacted] surcharge

Definitions

The following definitions apply for the purpose of this Schedule 1:

●	Minimum pivot: [Redacted]

●	Minimum pivot: [Redacted]

●	Blackout period ([Redacted]% commitment on below dates if we operate)

o	[Redacted]

o	[Redacted]

●	[Redacted]

●	[Redacted]

CLOSE-OUT TIME

Freight must be presented for lodgment at least [Redacted] hours prior to scheduled departure or such time otherwise notified by Qantas.

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ADDRESS FOR NOTICES

Address for Notices
Qantas Airways Limited	Globavend (HK) Limited
Attention: [Redacted]	Attention: [Redacted]
[Redacted]	Room 13, 18/F., Tsuen Wan Industrial
Centre, 220-248 Texaco Road, Tsuen Wan, NT.
Phone: [Redacted]
Mobile: [Redacted]	Phone: [Redacted]
Email: [Redacted]	Mobile: [Redacted]
Email: [Redacted]

Agreement No: BSAHKGGLOBAVEND2024	Page 16 of 16	Precedent: Block Space Agreement (December 2022) Confidential